EXHIBIT 10.2

Caterpillar Inc. 100 NE Adams Street Peoria, Illinois 61629 June 9, 2010

James W. Owens

Chairman and CEO

Caterpillar Inc.

100 NE Adams St.

Peoria, Illinois 61629

RE:  Administrative Support & Home Security In Retirement

Jim:

The Compensation Committee recognizes the importance of having access to the tools and resources you’ll need as you continue to represent and advocate for Caterpillar. Your role as a champion for the company in your retirement will be invaluable to our future success. The following outlines the terms of support provided by Caterpillar upon your retirement.

Peoria Office

An office will be made available to you for up to five (5) years following retirement at a Caterpillar facility in the Peoria area.

Administrative Assistant

Administrative assistant support will be provided by Caterpillar for up to five (5) years following your retirement.  Administrative assistant support will be provided on an hourly basis up to, but not to exceed, 30 hours per week at a rate equal to the hourly rate paid to your current administrative assistant at the time of retirement for the first two (2) years.  For the remaining three (3) years of the five-year period of administrative support, a reimbursement of $4,500 per month will be available for your use on any administrative needs you deem necessary.  Per Caterpillar practice, the company will pay the administrative assistant monthly based on your sign-off on hours (first two years) or monthly reimbursement (last three years).

Home Security

Caterpillar will continue to provide home security, at your current level, through December 31, 2012.  Following that, the company will continue to provide security on request at your current Peoria Heights residence on an out-of-pocket cost recovery basis to be paid by you.

IT support

A Caterpillar laptop computer, standard related home /office equipment/software and IT support will be provided for you and your Caterpillar administrative assistant for up to five (5) years following retirement.  Starting with the date of your retirement, all e-mail communications will need to flow through personal e-mail accounts.

Travel Agent Support

You may continue to use BCD Travel or other company travel agencies for up to five (5) years, but of course will be responsible to pay for your own travel and related services.

If you feel any of these benefits become unnecessary before the specified dates above, you may elect to discontinue them at any time.  Finally, please consult your tax advisor regarding the taxation of these benefits.

/s/ David R. Goode

David R. Goode

Chairman, Compensation Committee

Caterpillar Inc.